Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
November 3, 2010	Investor Contact: Douglas I. Payne
(276) 627-2157
STANLEY FURNITURE ANNOUNCES
THIRD QUARTER 2010 OPERATING RESULTS
STANLEYTOWN, VA, November 3, 2010/Businesswire/ — Stanley Furniture Company, Inc. (Nasdaq-NGS: STLY) today reported sales and operating results for the third quarter of 2010.
Net sales of $34.9 million declined 9.3% from the third quarter of 2009. Net loss for the quarter was $4.9 million, or $.48 per share, compared to a net loss of $5.1 million, or $.49 per share, in the third quarter of 2009.
Operating loss for the third quarter of 2010 amounted to $6.4 million, compared to operating loss of $7.5 million in the third quarter of 2009. The 2010 third quarter loss includes accelerated depreciation and charges related to the Company’s restructuring plan announced in May 2010 totaling $2.3 million. The 2009 third quarter loss included restructuring expenses of $1.1 million.
Cash on hand was $16.9 million and total debt was $15.0 million on October 2, 2010. Working capital, excluding cash and current maturities of long-term debt, decreased $5.8 million (13%) from the third quarter of 2009 primarily due to lower inventories and accounts receivable in response to lower sales.
“In May of this year, we set our path towards profitability by announcing a comprehensive restructuring plan,” said Glenn Prillaman, President and Chief Executive Officer. “We are pleased with the progress we have made to date, as evidenced by a smaller operating loss and less use of cash in the third quarter compared to the first and second quarters of this year.”
“We continue to transition our two major product lines in opposite operational directions to better align them with the factors that drive demand for each product line”, said Prillaman. “As previously reported, the majority of our Young America product line transition has been completed and all of those products are now domestically made. The increased prices on this product line and improved operating efficiencies at our Robbinsville, NC plant drove the improvement in our operating results for the third quarter. In addition, we continue to move as planned through our transition related to the movement of our Stanley Furniture adult product line from a partially domestic to a completely globally sourced model. We are on schedule to cease manufacturing at our Stanleytown, VA factory in December 2010. We anticipate operating inefficiencies stemming from the wind-down of this plant and the disruption created by this move may reduce sales and increase our operating loss in the fourth quarter compared to the third quarter of 2010. However, our partner factories overseas are already making a significant portion of this product line, and we anticipate a smooth operational transition as we shift our remaining domestic production to these suppliers,” he added.

Other Information
All earnings per share amounts are on a diluted basis.
Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market. Its common stock is traded on the Nasdaq stock market under the symbol STLY.
Conference Call Details
The Company will host a conference call Thursday morning, November 4, 2010 at 9:00 a.m. Eastern Time. The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com. The dial-in-number for the replay (available through November 11, 2010) is (877) 660-6853, the account reference number is 275 and the conference number is 359329.
Forward-Looking Statements
Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include our success in transitioning our adult product line to offshore vendors, costs relating to the transitioning of the Stanleytown facility to a warehouse and distribution center, our success in transitioning certain Young America products to our domestic manufacturing facilities, the cyclical nature of the furniture industry, lower sales due to worsening of current economic conditions, business failures or loss of large customers, competition in the furniture industry including competition from lower-cost foreign manufacturers, disruptions in offshore sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, prepayment of our debt in the event we are not able to renegotiate financial covenants that become effective in the third quarter of 2011, the inability to obtain sufficient quantities of quality raw materials in a timely manner, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner, environmental, health, and safety compliance costs, extended business interruption at manufacturing facilities and changes in credit market conditions. Any forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Oct. 2,	Sept. 26,	Oct. 2,	Sept 26,
	2010	2009	2010	2009

Net sales	$34,897	$38,455	$109,323	$120,545

Cost of sales	35,586	39,056	117,494	112,829

Gross profit (loss)	(689)	(601)	(8,171)	7,716

Selling, general and administrative expenses	5,756	6,875	18,172	22,345
Goodwill impairment charge			9,072

Operating loss	(6,445)	(7,476)	(35,415)	(14,629)

Other (income)/expense, net	17	(45)	(19)	(133)
Interest income		3	3	44
Interest expense	857	953	2,830	2,809

Loss before income taxes	(7,319)	(8,381)	(38,223)	(17,261)

Income tax benefit	(2,385)	(3,308)	(2,757)	(6,789)

Net loss	$(4,934)	$(5,073)	$(35,466)	$(10,472)

Diluted loss per share	$(0.48)	$(0.49)	$(3.43)	$(1.01)

Weighted average number of shares	10,345	10,332	10,341	10,332

STANLEY FURNITURE COMPANY, INC.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months Ended		Nine Months Ended
	Oct. 2,	Sept. 26,	Oct. 2,	Sept. 26,
	2010	2009	2010	2009

Reconciliation of operating loss as reported to operating loss adjusted:

Operating loss as reported	$(6,445)	$(7,476)	$(35,415)	$(14,629)
Goodwill impairment charge			9,072
Accelerated depreciation	1,686	1,023	3,773	1,023
Restructuring charge	579	33	1,762	198

Operating loss as adjusted	$(4,180)	$(6,420)	$(20,808)	$(13,408)

Reconciliation of net loss as reported to net loss adjusted:

Net loss as reported	$(4,934)	$(5,073)	$(35,466)	$(10,472)
Goodwill impairment charge			9,072
Accelerated depreciation	1,137	621	3,501	621
Restructuring charge	390	20	1,635	120

Net loss as adjusted	$(3,407)	$(4,432)	$(21,258)	$(9,731)

Reconciliation of loss per share (EPS) as reported to loss per share adjusted:

EPS as reported	$(0.48)	$(0.49)	$(3.43)	$(1.01)
Goodwill impairment charge			0.88
Accelerated depreciation	0.11	.06	0.34	0.06
Restructuring charge	0.04		0.16	0.01

EPS as adjusted	$(0.33)	$(0.43)	$(2.05)	$(0.94)

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	Oct. 2,	Sept. 26,	Dec. 31,
	2010	2009	2009

Assets
Current assets:
Cash	$16,889	$42,430	$41,827
Accounts receivable, net	16,076	18,052	15,297
Inventories	30,673	35,374	37,225
Prepaid expenses and other current assets	8,846	9,023	11,780
Deferred income taxes	3,763	3,726	3,433

Total current assets	76,247	108,605	109,562

Property, plant and equipment, net	25,641	33,255	31,375
Goodwill		9,072	9,072
Other assets	1,027	1,013	453

Total assets	$102,915	$151,945	$150,462

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$15,000	$1,429	$1,429
Accounts payable	9,387	10,157	11,633
Accrued expenses	9,708	9,939	9,223

Total current liabilities	34,095	21,525	22,285

Long-term debt		26,428	26,428
Deferred income taxes	3,868	2,406	2,128
Other long-term liabilities	6,942	8,192	6,774

Stockholders’ equity	58,010	93,394	92,847

Total liabilities and stockholders’ equity	$102,915	$151,945	$150,462

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)

	Nine Months Ended
	Oct. 2,	Sept. 26,
	2010	2009
Cash flows from operating activities:
Cash received from customers	$108,151	$124,071
Cash paid to suppliers and employees	(125,495)	(120,262)
Interest paid	(3,046)	(2,725)
Income taxes received (paid)	6,429	(2,531)

Net cash used by operating activities	(13,961)	(1,447)

Cash flows from investing activities:
Capital expenditures	(1,203)	(1,702)
Purchase of other assets	(28)	(55)
Proceeds from sale of assets held for sale, net	1,147	1,303

Net cash used by investing activities	(84)	(454)

Cash flows from financing activities:
Repayment of senior notes	(12,857)	(1,429)
Proceeds from exercise of stock options	119
Proceeds from insurance policy loans	1,845	1,651
Other		96

Net cash provided (used) by financing activities	(10,893)	318

Net decrease in cash	(24,938)	(1,583)
Cash at beginning of period	41,827	44,013

Cash at end of period	$16,889	$42,430

Reconciliation of net loss to net cash used by operating activities:
Net loss	$(35,466)	$(10,472)

Goodwill impairment	9,072
Depreciation and amortization	6,815	4,291
Deferred income taxes	1,410	(192)
Stock-based compensation	549	692
Other	30
Changes in working capital	3,885	4,739
Other assets	(424)	(404)
Other long-term liabilities	168	(101)

Net cash used by operating activities	$(13,961)	$(1,447)